Exhibit 10.18
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is entered into on December 1, 2003, to be effective as of January 1, 2004, between Scripps Networks, Inc., a Delaware corporation (the “Company”), and John F. Lansing (“Executive”).
W I T N E S S E T H:
     WHEREAS, the Company and Executive desire to enter into this Employment Agreement to insure the Company of the services of Executive, to provide for compensation and other benefits to be paid and provided by the Company to Executive in connection therewith, and to set forth the rights and duties of the parties in connection therewith; and
     WHEREAS, certain capitalized terms used herein are defined in Paragraph 11 of this Employment Agreement.
     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereby agree as follows:
     1. Employment.
          (a) The Company hereby employs Executive as Executive Vice President, and Executive hereby accepts such employment, on the terms and conditions set forth herein. During the Term of this Agreement, Executive shall have the aforesaid title and shall devote his entire business time and all reasonable efforts to his employment and perform diligently such duties as are customarily performed by an executive vice president of companies the size and structure of the Company, together with such other duties as may be reasonably required from time to time by the President of the Company, which duties shall be consistent with his position as set forth above. Such duties shall include, without limitation, responsibility for the programming content of the Company’s cable networks and interactive web-based services and for the marketing of such networks and such services. The presidents of such networks and services will report directly to Executive.

          (b) Executive shall not, without the prior written consent of the Company, directly or indirectly, during the Term of this Agreement, other than in the performance of duties naturally inherent to the businesses of the Company and in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that so long as it does not materially interfere with his full-time employment hereunder, Executive may serve as a director, trustee or officer of, or otherwise participate in, educational, welfare, social, religious, civic or trade organizations.
          (c) Executive shall report directly to the President of the Company.
          (d) Executive shall serve as a member of the Company’s executive management committee.
     2. Term.
     The term of this Agreement (the “Term”) shall begin on January 1, 2004, and shall continue until December 31, 2008 (the “Expiration Date”).
     3. Compensation.
          (a) Annual Salary. For all services he may render to the Company during the Term, the Company shall pay to Executive an annual salary of four hundred ninety thousand dollars ($490,000). Executive’s annual salary may be increased as determined by the Company in conjunction with his annual performance review conducted pursuant to the guidelines and procedures used in the annual performance reviews of senior executives of the Company, but in any event such salary shall not be less than $490,000 in any year of the Term. Salary payable by the Company to Executive under this Paragraph 3(a) shall be payable in those installments customarily used in payment of salaries to the Company’s executives (but in no event less frequently than monthly).
          (b) Bonus. For each year of the Term, Executive shall participate in the Company’s executive bonus plan with a target bonus opportunity of no less than 40% of his annual salary under Paragraph 3(a) hereof for such year. Executive’s target bonus opportunity may be increased for any such year, as determined by the Company in conjunction with his annual performance review, but in any event such target bonus opportunity shall not be less than 40% of his annual salary as set forth in Paragraph 3(a) for such year. Any bonus payable shall be based on Executive’s attainment, within the range of the minimum and maximum performance objectives, of assigned strategic goals established for him for such year by the President. The Company shall pay to Executive any bonus he earns under this Paragraph 3(b) at or about the time that it pays bonuses to other executives participating in the plan.
     4. Benefits; Business Expenses; Relocation. Executive shall be entitled, subject to the terms and conditions of the appropriate plans, to all benefits provided to senior level executives in accordance with the Company’s policies from time to time in effect. Upon delivery of proper documentation therefor, Executive shall be reimbursed for all travel, hotel and other business expenses when incurred on Company business. The Company will provide relocation assistance to Executive, in accordance with its policies for corporate level executives, to enable Executive and his family to move to the Knoxville, Tennessee area. From January 1, 2004 through June 30, 2004, the Company will provide temporary housing in Knoxville, Tennessee, for Executive and his family on terms to be mutually agreed upon.
     5. Death or Permanent Disability.
          (a) Death. In the event of Executive’s death during the Term, Executive’s employment hereunder shall terminate and Executive shall be entitled to no further compensation or other payments or benefits under this Employment Agreement, except as to any unpaid salary earned and any benefits accrued and earned by him hereunder, in each case up to and including the date of his death, any bonus that otherwise would have been paid to him under Paragraph 3(b) hereof for the year in which his death occurred, prorated for the portion of such year that Executive served up to and including the date of his death, and any amount payable to Executive pursuant to the Company’s standard group life benefits.

          (b) Disability. If Executive’s permanent disability shall be deemed to have occurred under any Company-wide employee disability plan during the Term, Executive’s employment hereunder shall terminate and Executive shall be entitled to no further compensation or other payments or benefits under this Employment Agreement, except as to any unpaid salary earned and any benefits accrued and earned by him hereunder, in each case up to and including the date of his disability, any bonus that otherwise would have been paid to him under Paragraph 3(b) hereof for the year in which his disability occurred, prorated for the portion of such year that Executive served up to and including the date of his disability, and any amount payable to Executive pursuant to such disability plan.
     6. Termination.
          (a) The employment of Executive under this Employment Agreement and the Term:
               (i) shall be terminated automatically upon the death or permanent disability of Executive subject to the obligations of the Company as set forth in Paragraph 5 hereof, or
               (ii) may be terminated for Cause at any time by the Company, with any such termination not being in limitation of any other right or remedy the Company may have under this Employment Agreement or at law (for purposes of this Employment Agreement, the term “Cause” meaning:
                    (A) Executive’s commission of a felony or an act or series of acts that in any case results in material injury to the business or reputation of the Company, or Executive’s willful failure to perform his duties under this Employment Agreement, which failure has not been cured in all material respects within twenty (20) days after the Company gives notice thereof to Executive; or
                    (B) Executive’s breach of any material provision of this Employment Agreement, which breach has not been cured in all material respects within twenty (20) days after the Company gives notice thereof to Executive); or
               (iii) may be terminated at any time by the Company without Cause with thirty (30) days’ advance notice to Executive; or

               (iv) may be terminated at any time by Executive with thirty (30) days’ advance notice to the Company;
               (v) may be terminated by Executive for Good Reason if the Company fails to cure the event constituting Good Reason within thirty (30) days of written notice of such event from Executive, provided that Executive has given notice of the event forming the basis of Good Reason within forty-five (45) days after he has knowledge thereof;
               (vi) may be terminated by Executive pursuant to Paragraph 7(g) prior to a Change in Control; or
               (vii) shall terminate automatically at 11:59 p.m. on the Expiration Date.
          (b) Upon any termination of this Employment Agreement, Executive shall be deemed terminated from all offices held by Executive in the Company. Notwithstanding anything to the contrary in Paragraph 6(a), the term “Cause” shall not include any act or series of acts taken by Executive in good faith on behalf of the Company, provided that such act or series of acts was within his authority as Executive, did not constitute a breach of any fiduciary duty and was not taken again following his receipt of written direction to cease such act or acts from the President of the Company.
          (c) (i) If Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, in each case other than within one year following a Change in Control, the Company shall pay to Executive an amount equal to three (3) times the per annum rate of salary in effect under Paragraph 3(a) at the time of such termination, payable not later than the thirtieth (30th) day following such termination. In such event, Executive shall be entitled to no further compensation or other payments or benefits under this Employment Agreement, except as to any unpaid salary earned or any benefits accrued and earned by him hereunder, in each case up to and including the date of such termination.
               (ii) If Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, in either case within one year following a

Change in Control, Executive shall be entitled to the Change in Control payments provided for in Paragraph 7, and, in such event, shall be entitled to no further compensation or other payments or benefits under this Employment Agreement, except as to any unpaid salary earned or any benefits accrued and earned by him hereunder, in each case up to and including the date of such termination.
          (d) If Executive’s employment with the Company is terminated by the Company for Cause or by Executive for any reason other than Good Reason, Executive shall be entitled to no further compensation or other payments or benefits under this Employment Agreement, except as to any unpaid salary earned or any benefits accrued and earned by him hereunder, in each case up to and including the effective date of such termination.
          (e) In the event of termination for any reason set forth in subparagraph (a) of this Paragraph 6, Executive’s employment with the Company for all purposes shall be deemed to have terminated as of the effective date of such termination hereunder, irrespective of whether the Company has a continuing obligation under this Employment Agreement to make payments or provide benefits to Executive after such effective date.
     7. Change in Control Payments and Related Provisions.
          (a) If within one year following a Change in Control Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, the Company shall pay to Executive a cash amount equal to two times the sum of (i) Executive’s salary under Paragraph 3(a) in effect on the date of such Change in Control and (ii) his target bonus under Paragraph 3(b) as in effect on the date of such Change in Control ((i) and (ii) together, the “CIC Compensation”), payable not later than the thirtieth day following the date of such Change of Control.
          (b) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined (as hereafter provided) that any payment, benefit or distribution to or for Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or similar right (individually and collectively, a “Payment”), would be subject, but for the application of this Paragraph 7, to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) (or any successor provision thereto) (“Excise Tax”), by reason of being considered “contingent on a change in ownership or control” of the Company within the meaning of Section 280G of the Code (or any successor provision thereto), Executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
          (c) All determinations and calculations required to be made under this Paragraph 7, including whether an Excise Tax is payable by Executive and if so the amount of such Excise Tax, or whether a Gross-Up Payment is required and if so the amount of such Gross-Up Payment, shall be made by a nationally-recognized accounting firm (the “Firm”) (which may be the Company’s or Parent’s independent auditor) selected by the Company in its sole discretion. The Firm shall submit its determination and detailed supporting calculations to Executive and the Company as promptly as practicable. If the Firm determines that any Excise Tax is payable by Executive and that a Gross-Up Payment is required, the Company shall pay Executive the required Gross-Up Payment within thirty (30) days of receipt of such determination and calculations. If the Firm determines that no Excise Tax is payable by Executive, it shall, at the same time it makes such determination, furnish Executive with an opinion that Executive has substantial authority not to report any Excise Tax on Executive’s federal income tax return. Any determination by the Firm hereunder shall be binding upon Executive and the Company. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code of 1986 (or any successor provision thereto) at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”). If Executive thereafter is required to make a payment of any Excise Tax, the Firm shall determine the amount of the Underpayment (if any) that has occurred and submit its determination and detailed supporting calculations to Executive and the Company as promptly as possible. Any such Underpayment shall be promptly paid by the Company to Executive, or for Executive’s benefit, within thirty (30) days of receipt of such determination and calculations.
          (d) Executive and the Company shall each provide the Firm access to and copies of any books, records or documents in the possession of the Company or Executive, as the case may be, reasonably requested by the Firm, and shall each otherwise cooperate with the Firm in connection with the preparation and issuance of the determinations contemplated by this Paragraph 7.
          (e) The fees and expenses of the Firm for services in connection with the determinations and calculations contemplated by this Paragraph 7 shall be borne by the Company.
          (f) All federal, state and local income or other tax returns filed by Executive and the Company shall be prepared and filed on a basis consistent with the Firm’s determinations and calculations hereunder.
          (g) If Parent, an Affiliate of Parent, or the Company enters into a binding agreement, the consummation of which will result in a Change in Control of the Company, Executive may terminate this Employment Agreement and his employment hereunder effective no later than the date of the closing of the transaction constituting such Change in Control, provided he gives the Company written notice of his election to terminate under this Paragraph within thirty (30) days of the execution of such binding agreement (but, in any event, no later than one day prior to the closing of such transaction). In the event of such a termination, (i) Executive will be entitled to receive no compensation or other payments or benefits under this Employment Agreement, except as to any unpaid salary earned or any benefits accrued and earned by him hereunder, in each case up to and including the effective date of such termination, and any bonus that otherwise would have been paid to him under Paragraph 3(b) hereof for the year in which such termination occurred, prorated for the portion of such year that Executive served up to and including the effective date of such termination, and (ii) if Parent has an opening for Executive and the Chief Executive Officer of Parent offers Executive employment, Parent will pay Executive $100,000 as a signing bonus within thirty (30) days of Executive’s commencement of such employment and the Chief Executive Officer will make his best reasonable efforts to have Executive elected as an officer of Parent at the first meeting of Parent’s Board of Directors following such commencement.
     8. Certain Covenants
          (a) Executive acknowledges the Company’s reliance on and expectation of Executive’s continued commitment to performance of his duties and responsibilities during the Term. In light of such reliance and expectation on the part of the Company, if the Company terminates Executive for Cause, Executive shall not, directly or indirectly, do or suffer any of the following for one year after such termination:
               (i) own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, which is engaged in a cable network business or interactive web-based service business substantially similar to that of the Company (a “Competing Entity”); provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity shall not be deemed a violation of this covenant; and provided further, however, that Executive may be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with a Competing Entity’s division or subsidiary that is engaged primarily in the broadcast television business;
               (ii) solicit the employment of, assist in soliciting employment of, or otherwise solicit the association in business with any person or entity of, any employee or officer of the Parent, the Company or any Affiliate; or

               (iii) induce any person who is an employee, officer or agent of the Parent, the Company or any Affiliate to terminate said relationship.
          (b) Notwithstanding anything to the contrary in the foregoing, if Executive terminates his employment and this Employment Agreement for any reason other than Good Reason, Executive shall not, directly or indirectly, do or suffer any of the activities delineated in Paragraph 8(a)(i), (ii) or (iii) for a period not to exceed twelve (12) months from the date of such termination so long as the Company pays him on a monthly basis an amount equal to one-twelfth (1/12) of the annual salary that Executive was receiving pursuant to Paragraph 3(a) hereof at the time of such termination.
          (c) Executive expressly agrees and understands that the remedy at law for any breach by him of this Paragraph 8 may be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of Executive’s violation of any provision of this Paragraph 8, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach and may withhold any amounts owed to Executive pursuant to this Agreement. Nothing in this Paragraph 8 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Paragraph 8 which may be pursued or availed by the Company.
          (d) In the event Executive shall violate any legally enforceable provision of this Paragraph 8 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.
          (e) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 8, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Executive.
          (f) All copyrightable material originated and developed by Executive pursuant to this Agreement (the “Works”) shall constitute “works made for hire,” as that phrase is defined in Sections 101 and 201 of the Copyright Act of 1976 (Title 17, United States Code), and the Company shall be considered the author and shall be the copyright owner of all such Works. Executive shall execute such documents and do such other acts as may be reasonably necessary to further evidence or effectuate the Company’s rights in and to the Works. If any of the Works does not qualify for treatment as a “work made for hire” or if Executive retains any interest in any components of the Works for any other reason except a specific written agreement to the contrary, Executive hereby grants, assigns and transfers to the Company all worldwide right, title, and interest in and to the Works, including, but not limited to, all United States and international copyrights and all other intellectual property rights in the Works, and all subsidiary rights therein, free and clear of any and all claims for royalties or other compensation except as stated in this Agreement.
     9. Stock Options. Executive shall be eligible to receive grants of stock options under the Parent’s 1997 Long Term Incentive Plan (the “LTIP”). Any grants of options thereunder to Executive will be pursuant to terms and conditions approved by the Compensation Committee of the Board of Directors of Parent and reflected in the LTIP or the option agreement between Parent and Executive. The number of shares subject to options that the Company may recommend be granted to Executive from year-to-year during the Term will depend on factors determined by the Board and the President and Chief Executive Officer of Parent.
     10. Withholding Taxes. All payments to Executive hereunder shall be subject to withholding on account of federal, state and local taxes as required by law.

     11. Definitions. When used herein, the following terms shall have the following meanings:
          (a) “Affiliate” shall mean any Person controlling, under common control with, or controlled by the Parent.
          (b) “Beneficial Ownership” shall have the meaning provided in Rule 13d-3 promulgated under the Securities Exchange Act of 1934.
          (c) “Change in Control” means the acquisition by any “Person”, other than Parent or its Affiliates, of Beneficial Ownership of securities of the Company having at least 50% of the voting power of the Company’s then outstanding securities or the sale by the Company of all or substantially all of its assets.
          (d) “Good Reason” means any of the following:
               (i) The reduction of Executive’s annual salary or bonus opportunity below the amount of annual salary or bonus opportunity in effect under Paragraph 3 of this Employment Agreement immediately prior to a Change in Control;
               (ii) the assignment to Executive of any duties materially inconsistent with, or a material diminution of, Executive’s duties, offices, or responsibilities from those of Executive with the Company, or any removal of Executive from or any failure to reelect or reappoint Executive to any of such offices, except in connection with the termination of Executive’s employment for permanent disability, Retirement or Cause or as a result of Executive’s death; or
               (iii) the material breach of this Agreement by the Company when the Company does not have Cause to terminate Executive.
          (e) “Parent” means The E.W. Scripps Company, an Ohio corporation.
          (f) “Person” shall have the meaning provided in Section 3(a)(9) of the Securities Exchange Act of 1934, and as used in Sections 13(d) and 14(d) thereof, and shall include a “group” (as defined in Section 13(d) of such Act).

          (g) “Retirement” shall mean voluntary, late, normal or early retirement under a pension plan in which Executive participates, sponsored by the Company or the Parent, or as otherwise defined or determined by the Board of Directors of the Company with respect to senior executives of the Company generally.
     12. No Conflicting Agreements. Executive represents and warrants that to the best of his knowledge he is not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.
     13. Severable Provisions. The provisions of this Employment Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.
     14. Binding Agreement. The rights and obligations of the Company under this Employment Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Employment Agreement shall inure to the benefit of, and shall be binding upon, Executive and his heirs, personal representatives and successors and assigns. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.
     15. Arbitration. Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Cincinnati, Ohio, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this

Paragraph 15 shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Executive of any of his covenants contained in Paragraph 8 hereof. The arbitrator shall award attorneys’ fees and costs of arbitration to the prevailing party. The parties shall share equally the fees and other expenses of the arbitrator(s).
     16. Notices. Notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent by certified mail, postage prepaid, addressed to the intended recipient at the address set forth below, or at such other address as such intended recipient hereafter may have designated most recently to the other party hereto with specific reference to this Paragraph 16.

If to the Company:	c/o The E.W. Scripps Company
312 Walnut Street
28th Floor
Cincinnati, Ohio 45202
Attn: Gregory L. Ebel, Vice President/Human Resources

with a copy to:	William Appleton, Esq.
Baker & Hostetler LLP
312 Walnut Street, Suite 2650
Cincinnati, Ohio 45202

If to Executive:	John F. Lansing
c/o Scripps Networks, Inc.
9721 Sherrill Blvd.
Knoxville, Tennessee 37932
     17. Waiver. The failure of either party to enforce any provision of this Employment Agreement shall not in any way be construed as a waiver of any such provision as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.
     18. Prior Agreements; Resignation. This Employment Agreement supersedes all prior agreements and understandings between the parties or affiliates thereof. All obligations and liabilities of each party hereto in favor of the other party hereto relating to employment matters arising prior to the date hereof have been fully satisfied, paid or discharged. Executive hereby resigns as Senior Vice President/Broadcasting of Parent effective January 1, 2004.
     19. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.
     20. Governing Law. This Employment Agreement shall be governed by and construed according to the laws of the State of Ohio.
     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first set forth above.

SCRIPPS NETWORKS, INC.

By:

Name:

Its:

John F. Lansing

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of the 9th day of December 2005, by and between JOHN F. LANSING (“Executive”) and SCRIPPS NETWORKS, INC., a Delaware corporation (“Company”).
RECITALS
WHEREAS, Executive and Company previously entered into that certain Employment Agreement dated as of December 1, 2003 (“Employment Agreement”), pursuant to which Company had been employed Executive as Executive Vice President.
WHEREAS, on or about January 3, 2005, Executive and Company modified by mutual agreement certain of the terms contained in the Employment Agreement, and now mutually desire and agree hereby to memorialize such modifications, while agreeing that all other terms of the Employment Agreement are to remain unchanged.
TERMS AND CONDITIONS
NOW THEREFORE, in consideration of the premises, mutual covenants and agreements set forth herein, the parties hereto agree as follows:
1. The Recitals set forth above are hereby incorporated herein by reference.
2. All capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Employment Agreement.
3. The Employment Agreement is hereby amended as follows:
(a) Paragraph 1.(a) shall be deleted in its entirety and replaced with the following:
“Effective January 3, 2005, the Company shall employ Executive as “President of Scripps Networks” and Executive hereby accepts such employment, on the terms and conditions set forth herein. During the Term of this Agreement, Executive shall have the aforesaid title and shall devote his entire business time and all reasonable efforts to his employment and perform diligently such duties as are customarily performed by similarly situated executives of companies within the cable television industry of similar size and structure of the Company, together with such other duties as may be reasonably required from time to time by the President & Chief Executive Officer of the Parent, which duties shall be consistent with his position as set forth above.”
(b) Paragraph 3.(a) shall be deleted in its entirety and replaced with the following:

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“Annual Salary. For all services he may render to the Company hereunder beginning January 3, 2005 and through calendar year 2005, the Company shall pay to Executive an annual salary of five hundred fifty thousand dollars ($550,000). Thereafter, Executive’s annual salary may be increased as determined by the Company in conjunction with his annual performance review conducted pursuant to the guidelines and procedures used in the annual performance reviews of senior executives of the Company, but in any event such annual salary shall not be less than $550,000. Salary payable by the Company to Executive under this Paragraph 3(a) shall be payable in those installments customarily used in payment of salaries to the Company’s executives (but in no event less frequently than monthly).”
(c) Paragraph 3.(b) shall be deleted in its entirety and replaced with the following:
“Bonus. For each year of the Term beginning with calendar year 2005, Executive shall participate in the Company’s executive bonus plan with a target bonus opportunity of no less than 50% of his annual salary under Paragraph 3(a) hereof for such year. Executive’s target bonus opportunity may be increased for any subsequent year, as determined by the Parent, in conjunction with his annual performance review, but in any event such target bonus opportunity shall not be less than 50% of his annual salary as set forth in Paragraph 3(a) for such year. Any bonus payable shall be based on Executive’s attainment, within the range of the minimum and maximum performance objectives, of assigned strategic goals established for him for such year by the President and Chief Executive Officer of the Parent. The Company shall pay to Executive any bonus he earns under this Paragraph 3(b) at or about the time that it pays bonuses to other executives participating in the plan.”
(d) Paragraph 3.(c) shall be deleted in its entirety and replaced with the following:
“Executive shall report directly to the President and Chief Executive Officer of the Parent.”
(e) Paragraph 6.(b) shall be deleted in its entirety and replaced with the following:
“Upon any termination of this Employment Agreement, Executive shall be deemed terminated from all offices held by Executive in the Company. Notwithstanding anything to the contrary in Paragraph 6(a), the term “Cause” shall not include any act or series of acts taken by Executive in good faith on behalf of the Company, provided that such act or series of acts was within his authority as Executive, did not constitute a breach of any fiduciary duty and was not taken again following his receipt of written direction to cease such act or acts from the President and Chief Executive Officer of the Parent.”

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(f) Paragraph 16 shall be deleted in its entirety and replaced with the following:
“Notices. Notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent by certified mail, postage prepaid, addressed to the intended recipient at the address set forth below, or at such other address as such intended recipient hereafter may have designated most recently to the other party hereto with specific reference to this Paragraph 15.

If to the Company:	c/o The E. W. Scripps Company
28th Floor
312 Walnut Street
Cincinnati, Ohio 45202
Attn:President & CEO

with a copy to:	The E. W. Scripps Company
28th Floor
312 Walnut Street
Cincinnati, Ohio 45202
Attn:Jennifer Weber, SVP, Human Resources
A.B. Cruz III, SVP & General Counsel

If to Executive:	John F. Lansing
c/o Scripps Networks, Inc.
9721 Sherrill Blvd.
Knoxville, Tennessee 37932”
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above.

SCRIPPS NETWORKS, INC.	ACKNOWLEGED:

By:	THE E.W. SCRIPPS COMPANY

Name:	By:

Its:	Name:

Its:

JOHN F. LANSING

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